Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:26 PM 01/15/2013
FILED 02:20 PM 01/15/2013
SRV 130051217 - 3368946 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of RADIANT LOGISTICS, INC. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

FOURTH. The total number of shares of stock which this corporation shall have authority to issue is One Hundred Five Million (105,000,000) with a par value of $0.001 per share. One Hundred Million (100,000,000) of those shares are Common Stock and Five Million (5,000,000) of those shares are Preferred Stock. Each shares of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matte on which action of the stockholders of this corporation is sought. The holders of shares of Preferred Stock shall have no right to vote such shares, except (i) as determined by the Board of Directors of this Corporation in accordance with the provisions of Section (3) of ARTICLE FIFTH of this Certificate of Incorporation, or (ii) as otherwise provided by the Delaware General Corporation Law, as amended from time to time. The stockholders shall not possess cumulative voting rights. The holders of shares of capital stock of the corporation shall not be entitled to pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue. The corporation’s capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 15th day of January, 2013.

By:	/s/ Bohn H. Crain
Authorized Officer

Title:	CEO

Name:	Bohn H. Crain
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